UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
EVANS BANCORP, INC.
(Exact name of registrant as specified in its charter)
NEW YORK
(State or other jurisdiction of incorporation or organization)
16-1332767
(I.R.S. Employer Identification No.)
14-16 North Main Street, Angola, New York 14006
(Address of Principal Executive Offices) (Zip Code)
2009 LONG-TERM EQUITY INCENTIVE PLAN
(Full title of the plan)

David J. Nasca	with a copy to:
President and Chief Executive Officer	Thomas E. Willett, Esq.
Evans Bancorp, Inc.	Harris Beach PLLC
14-16 North Main Street	99 Garnsey Road
Angola, New York 14006	Pittsford, New York 14534
(585) 419-8800
(Name and Address of Agent For Service)
(716) 926-2000
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price per	aggregate	registration
to be registered	registered(1)	share(2)	offering price(2)	fee
Common Stock, $.50 par value	329,796	$13.50	$4,452,246	$248.44

(1)	Amount of shares to be registered includes 119,796 shares subject to awards under the registrant’s 1999 Employee Stock Option and Long-Term Incentive Plan that are forfeited or expire unused and may be issued under the 2009 Long-Term Equity Incentive Plan. The Registration Statement also includes an indeterminate number of additional shares that may become issuable pursuant to antidilution provisions of the 2009 Long-Term Equity Incentive Plan.

(2)	In accordance with Rules 457(h)(1) and 457(c), calculated on the basis of the high and low prices of the Common Stock on the Nasdaq Stock Exchange on June 19, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents are incorporated by reference in this Registration Statement:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

(c)	The description of the Common Stock of the Registrant contained in the Registrant’s Registration Statement on Form 10 (No. 000-18539) filed with the Commission on April 30, 1990, including any amendment(s) or report(s) filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares offered hereby will be passed upon by Harris Beach PLLC, Pittsford, New York. Phillip Brothman, a member of Harris Beach PLLC, serves as Chairman of the Registrant’s Board of Directors and owns shares of the Common Stock of the Registrant and options to purchase shares of the Common Stock of the Registrant. Further, as a director, Mr. Brothman is eligible to receive additional shares or options to purchase shares of the Common Stock of the Registrant under the 2009 Long-Term Equity Incentive Plan.
Item 6. Indemnification of Directors and Officers.
     The New York Business Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities incurred in their capacity as officers and directors, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Bylaws provide for indemnification of its directors and officers to the fullest extent authorized by the New York Business Corporation Law. In addition, the Registrant maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed with this Registration Statement:
5	Opinion of Harris Beach PLLC

10.1	Evans Bancorp, Inc. 2009 Long-Term Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A as filed on April 1, 2009)

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Harris Beach PLLC (included in Exhibit 5)

24	Power of Attorney (included at pages II-4 and II-5)
Item 9. Undertakings.
(a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any propectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Angola, state of New York, on this 26th day of June, 2009.

EVANS BANCORP, INC.
By:	/s/ David J. Nasca
David J. Nasca
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, David J. Nasca and Gary A. Kajtoch and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him, and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement and Power of Attorney have been signed below by the following persons in the capacities and on the dates indicated:

Name	Capacity	Date

/s/ David J. Nasca David J. Nasca	President and Chief Executive Officer/Director (Principal Executive Officer)	June 26, 2009

/s/ Gary A. Kajtoch Gary A. Kajtoch	Treasurer (Principal Financial Officer)	June 26, 2009

/s/ John B. Connerton John B. Connerton	Vice President/Controller (Principal Accounting Officer)	June 26, 2009

/s/ Phillip Brothman Phillip Brothman	Chairman of the Board/Director	June 26, 2009

/s/ John R. O’Brien John R. O’Brien	Vice Chairman of the Board/Director	June 26, 2009

/s/ James E. Biddle, Jr. James E. Biddle, Jr.	Director	June 26, 2009

/s/ Kenneth C. Kirst Kenneth C. Kirst	Director	June 26, 2009

/s/ Mary Catherine Militello Mary Catherine Militello	Director	June 26, 2009

/s/ Robert G. Miller, Jr. Robert G. Miller, Jr.	Director	June 26, 2009

Name	Capacity	Date

/s/ David M. Taylor David M. Taylor	Director	June 26, 2009

/s/ James Tilley James Tilley	Director	June 26, 2009

/s/ Nancy W. Ware Nancy W. Ware	Director	June 26, 2009

/s/ Thomas H. Waring, Jr. Thomas H. Waring, Jr.	Director	June 26, 2009

EXHIBIT INDEX
5	Opinion of Harris Beach PLLC

10.1	Evans Bancorp, Inc. 2009 Long-Term Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A as filed on April 1, 2009)

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Harris Beach PLLC (included in Exhibit 5)

24	Power of Attorney (included at pages II-4 and II-5)